FS Investment Corporation III 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FSIC III Reports Third Quarter 2017 Financial Results

PHILADELPHIA, PA, November 9, 2017 – FS Investment Corporation III (FSIC III), a business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results for the quarter ended September 30, 2017. FSIC III will hold a conference call to discuss these results at 11:00 a.m. (Eastern Time) on Wednesday, November 15, 2017. Information for those interested in participating in the call can be found below.

Anticipated Close of the Public Offering

FSIC III expects the last weekly closing in its continuous public offering to new investors to take place on or about November 15, 2017.

Financial Highlights for the Quarter Ended September 30, 20171

•	Net investment income of $0.17 per share, compared to $0.16 per share for the quarter ended September 30, 2016.
•	Net increase in net assets resulting from operations of $0.13 per share, compared to $0.48 per share for the quarter ended September 30, 2016.
•	Paid regular cash distributions to stockholders totaling $0.175 per share.

Portfolio Highlights as of September 30, 2017

•	The fair value of FSIC III’s investment portfolio was approximately $3.4 billion.
•	Committed approximately $131.3 million to direct originations during the quarter ended September 30, 2017, of which 60% were in senior secured debt (first and second lien senior secured loans).
•	FSIC III’s portfolio consisted of investments in 110 portfolio companies.
•	Core investment strategies represented 93% of the portfolio by fair value, including 72% in direct originations and 21% in opportunistic investments. Broadly syndicated/other investments represented 7% of the portfolio by fair value.[2]
•	Gross portfolio yield prior to leverage (based on amortized cost and excluding non-income producing assets) was 10.0%, unchanged from 10.0% as of December 31, 2016.[3]
•	Four investments were on non-accrual, representing 0.9% of the investment portfolio based on fair value.[4]

Quarterly Stockholder Conference Call

FSIC III will host a conference call at 11:00 a.m. (Eastern Time) on Wednesday, November 15, 2017, to discuss its third quarter 2017 results. All interested parties are welcome to participate. You can access the conference call by dialing (877) 443-2408 and using conference ID 7595398 approximately 10 minutes prior to the call.

A replay of the call will be available for a period of 30 days following the call by visiting FSIC III’s web page at www.fsinvestments.com.

About FSIC III

FSIC III is a publicly registered, non-traded BDC sponsored by FS Investments. FSIC III focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC III is advised by FSIC III Advisor, LLC, an affiliate of FS Investments, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (GSO). GSO, with approximately $99.5 billion in assets under management as of September 30, 2017, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestments.com.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting industry standards for investor protection, education and transparency.

FS Investments is headquartered in Philadelphia, PA with offices in Orlando, FL and Washington, DC. The firm had more than $20 billion in assets under management as of September 30, 2017.

Visit www.fsinvestments.com to learn more.

Other Information

The information in this announcement is summary information only and should be read in conjunction with FSIC III’s quarterly report on Form 10-Q for the quarter ended September 30, 2017, which FSIC III filed with the U.S. Securities and Exchange Commission (SEC) on November 9, 2017, as well as FSIC III’s other reports filed with the SEC. A copy of FSIC III’s quarterly report on Form 10-Q for the quarter ended September 30, 2017 and FSIC III’s other reports filed with the SEC can be found under FSIC III’s “Investments” page at www.fsinvestments.com and on the SEC’s website at www.sec.gov.

Please note that certain financial figures may have been rounded.

Certain Information About Distributions

The determination of the tax attributes of FSIC III’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of FSIC III’s distributions for a full year. FSIC III intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC III’s shares of common stock is subject to the sole discretion of its board of directors and applicable legal restrictions and, therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC III may fund its cash distributions to stockholders from any sources of funds legally available to it, including expense reimbursements from FS Investments, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC III has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC III will be able to pay distributions at a specific rate or at all.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC III. Words such as “believes,” “expects,” “projects” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC III makes with the SEC.

This announcement contains summaries of certain financial and statistical information about FSIC III. The information contained in this announcement is summary information that is intended to be considered in the context of FSIC III’s SEC filings and other public announcements that FSIC III may make, by press release or otherwise, from time to time. FSIC III undertakes no duty or obligation to update or revise the information contained in this announcement. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC III, or information about the market, as indicative of FSIC III’s future results.

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[1]	The per share data was derived by using the weighted average shares of FSIC III’s common stock outstanding during the applicable period. Per share numbers may not sum due to rounding.
[2]	See FSIC III’s quarterly report on Form 10-Q for the three months ended September 30, 2017 for a description of FSIC III’s investment strategies.
[3]	Gross portfolio yield prior to leverage represents the expected annualized yield to be generated on the income-producing assets in FSIC III’s investment portfolio based on the composition of the portfolio as of the applicable date. Gross portfolio yield prior to leverage does not represent an actual investment return to stockholders.
[4]	Interest income is recorded on an accrual basis. See FSIC III’s quarterly report on Form 10-Q for the three months ended September 30, 2017 for a description of FSIC III’s revenue recognition policy.